Exhibit 99.1

July 23, 2015

Dow Reports Second Quarter Results
Earnings per Share Rise to $0.97, or $0.91 on an Operating Basis - up 23 Percent versus the Year-Ago Period;
EBITDA Increases to $2.4 Billion, or $2.5 Billion on an Operating Basis, Highest All-Time 2Q Operating EBITDA;
Operating EBITDA Margin Expands to 19 Percent, Up 396 Basis Points;
Dow Delivers 11th Consecutive Quarter of Year-Over-Year Operating EPS, EBITDA and EBITDA Margin Expansion

Second Quarter 2015 Highlights

•
Dow reported earnings per share of $0.97, or operating earnings per share of $0.91(1). This compares with earnings of $0.73 per share in the year-ago period, or earnings of $0.74 per share on an operating basis - up 23 percent versus the year-ago period. Results in the quarter were impacted by a $375 million pre-tax charge, or $0.21 per share, associated with the previously announced restructuring program, costs related to portfolio and productivity actions of $0.03 per share, and the favorable impact of $0.30 per share related to the consolidation of Univation Technologies, LLC.

•
Sales were $12.9 billion, down 13 percent year over year, with declines driven primarily by currency and lower oil price. Sequentially, sales grew 4 percent with gains across all geographic areas. Sales increases were led by Greater China (up 14 percent) and the United States (up 6 percent).

•
Volume rose 2 percent, or 3 percent excluding Hydrocarbons and Energy and divestments on a year-over-year basis led by Performance Plastics (up 9 percent). On the same basis, geographic volume growth was led by Greater China (up 9 percent), Europe (up 6 percent) and the United States (up 2 percent). Sequentially, volume grew 4 percent excluding Hydrocarbons and Energy and divestments, led by Greater China (up 12 percent), the United States (up 5 percent) and Latin America (up 3 percent).

•
EBITDA(2) rose to $2.4 billion, or $2.5 billion on an operating basis(3) - up $210 million versus the year-ago period. Gains were led by Performance Plastics, Performance Materials & Chemicals and Agricultural Sciences. Performance Plastics operating EBITDA represented a new second quarter record. Overall, the Company achieved a first-half EBITDA of $5.4 billion, or a record $4.9 billion on an operating basis.

•
Operating EBITDA margin(4) expanded to 19 percent, up 396 basis points versus the year-ago period. Gains were due to strong margins in Performance Plastics and Performance Materials & Chemicals. This represents the highest second quarter operating EBITDA margin since 2005.

•
Year-to-date, cash from operations was $2.7 billion, up $700 million versus the same period last year. On the same basis, Dow has returned $1.5 billion to shareholders through declared dividends and share repurchases.

•
The Company announced a series of execution milestones in its portfolio management program including: the achievement of several significant regulatory clearances for the chlor-alkali and derivatives divestiture transaction; the mechanical completion and initiation of commissioning of the propane dehydrogenation unit in Texas Operations; the consolidation of Univation Technologies, LLC; and the signing of a definitive agreement for the divestiture of its post-harvest specialty chemical business, AgroFresh. Dow also achieved regulatory clearances for its ARYLEXTM and ISOCLASTTM actives in Europe and announced the first commercial sale of ENLIST DUOTM herbicide in the United States in the quarter.

(1)
Operating earnings per share is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of operating earnings per share to “Earnings per common share - diluted.”

(2)
EBITDA is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(3)	Operating EBITDA is defined as EBITDA excluding the impact of “Certain Items.”

(4)	Operating EBITDA margin is defined as EBITDA excluding the impact of Certain Items as a percentage of reported sales.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“Dow’s outstanding second quarter and first-half results illustrate our relentless focus on execution against our strategy and proactive self-help actions to deliver strong financial performance. Through disciplined commercial and operational excellence, coupled with underlying strength in demand for Dow products, we once again generated significant earnings growth, margin expansion and strong free cash flow in the quarter - in the midst of record-level growth capital spending. I am proud of the Dow team for achieving all-time second quarter operating EBITDA records.

“Our strategy is delivering, as evidenced by the Company’s consistently improving financial performance for the past eleven quarters. We continue to realize a strong competitive advantage from productivity, the benefits of our investments in propane flexibility and our backbone of physical and technology integration. We have also accelerated our customer-driven execution by combining the power of rapid test R&D with high-touch marketing to drive the development of innovative and in-demand material and ag-science solutions. We are accessing big data more quickly, which in turn, is improving the Company’s insight and information quality and allowing us to operate more effectively and meet ever-evolving customer needs. These actions continue to raise both our current earnings and the earnings potential of our enterprise.”

	Three Months Ended
In millions, except per share amounts	June 30, 2015	June 30, 2014
Net Sales	$12,910	$14,917
Adjusted Sales(5)	$12,879	$14,818

Net Income Available for Common Stockholders	$1,135	$882
Net Income Available for Common Stockholders, Excluding Certain Items	$1,064	$893

Earnings per Common Share - Diluted	$0.97	$0.73
Operating Earnings per Share	$0.91	$0.74
(5) “Adjusted Sales” is “Net Sales” adjusted for prior period divestitures and current period acquisitions.

Review of Second Quarter Results

The Dow Chemical Company (NYSE: DOW) reported earnings per share of $0.97 or operating earnings per share of $0.91. This compares with earnings of $0.73 per share in the year-ago period, or earnings of $0.74 per share on an operating basis - up 23 percent versus the year-ago period.
Sales were $12.9 billion, down 13 percent year over year, with declines driven primarily by currency and lower oil price. Sequentially, sales grew 4 percent with gains across all geographic areas. Sales increases were led by Greater China (up 14 percent) and the United States (up 6 percent).
Volume rose 2 percent, or 3 percent excluding Hydrocarbons and Energy and divestments on a year-over-year basis led by Performance Plastics (up 9 percent). On the same basis, geographic volume growth was led by Greater China (up 9 percent), Europe (up 6 percent) and the United States (up 2 percent). Sequentially, volume grew 4 percent excluding Hydrocarbons and Energy and divestments, led by Greater China (up 12 percent), the United States (up 5 percent) and Latin America (up 3 percent).
EBITDA rose to $2.4 billion, or $2.5 billion on an operating basis - up $210 million versus the year-ago period. Gains were led by Performance Plastics, Performance Materials & Chemicals and Agricultural Sciences. Performance Plastics operating EBITDA represented a new second quarter record. Overall, the Company achieved a first-half EBITDA of $5.4 billion, or a record $4.9 billion on an operating basis.

Operating EBITDA margin expanded to 19 percent, up 396 basis points versus the year-ago period. Gains were due to strong margins in Performance Plastics and Performance Materials & Chemicals. This represents the highest second quarter operating EBITDA margin since 2005.
Certain Items in the current quarter included pre-tax charges of $375 million, or $0.21 per share, associated with the previously announced restructuring program, costs related to portfolio and productivity actions of $0.03 per share, and the favorable impact of $0.30 per share related to the consolidation of Univation Technologies, LLC. (See Supplemental Information at the end of the release for a description of Certain Items affecting results.)
Research and Development (R&D) expenses and Selling, General and Administrative (SG&A) expenses together increased 3 percent versus the year-ago period due primarily to an increase in employee performance-based compensation.
Year-to-date, cash from operations was $2.7 billion, up $700 million versus the same period last year. On the same basis, Dow has returned $1.5 billion to shareholders through declared dividends and share repurchases.
The Company announced a series of execution milestones in its portfolio management program including: the achievement of several significant regulatory clearances for the chlor-alkali and derivatives divestiture transaction; the mechanical completion and initiation of commissioning of the propane dehydrogenation unit in Texas Operations; the consolidation of Univation Technologies, LLC; and the signing of a definitive agreement for the divestiture of its post-harvest specialty chemical business, AgroFresh. Dow also achieved regulatory clearances for its ARYLEXTM and ISOCLASTTM actives in Europe and announced the first commercial sale of ENLIST DUOTM herbicide in the United States in the quarter.
Agricultural Sciences
Agricultural Sciences reported second quarter sales of $1.7 billion. Volume growth was achieved in Europe, Middle East, Africa and India (EMEAI) and Asia Pacific but was more than offset by lower demand in Latin America and North America. Lower crop commodity prices, driving a flat agricultural market, together with significant currency headwinds, impacted results. New Crop Protection product sales for the segment were up 5 percent, driven by spinetoram insecticide. Crop Protection reported decreased sales due to currency headwinds with volume impacted by lower glyphosate sales and missed applications caused by wet weather conditions in North America. Seeds reported decreased sales, driven by shifting acreage out of corn to soybeans and currency headwinds.
The segment achieved significant regulatory milestones with the approval of ENLIST™ corn and soybean traits in Brazil, ENLIST E3™ soybeans in Argentina, and the active ingredients in ARYLEX™ herbicide and ISOCLAST™ insecticide at the European level. The business also announced and received positive grower feedback with the first commercial sales of ENLIST DUO™ herbicides in the United States. Additionally, the Company announced the signing of a definitive agreement for the divestiture of AgroFresh, its post-harvest specialty chemical business.
Operating EBITDA for the segment was $269 million, up 8 percent from $249 million in the year-ago period - as a result of productivity actions as well as a gain related to the sale of a product line.
Consumer Solutions
Consumer Solutions reported second quarter sales of $1.1 billion, as sales gains in North America were more than offset by declines in Asia Pacific and EMEAI.
Sales for all businesses within the operating segment were lower, driven primarily by currency headwinds in EMEAI. Dow Automotive Systems reported volume gains in EMEAI and North America related to innovation and new business wins. Consumer Care reported decreased sales due to unfavorable currency impacts and softened conditions in the home care and industrial market sectors. Dow Electronic Materials reported sales declines despite healthy demand in Semiconductor Technologies due to strong MSI(6) growth from mobile device applications, notably in Asia Pacific and North America. The business experienced weakness in demand for Display Technologies and Interconnect Technologies as the market awaits new technology product releases.

(6) Millions of Square Inches of silicon processed

Operating EBITDA for the segment was $236 million, down from $263 million in the year-ago period - as volume declined despite pockets of strong demand for differentiated product lines coupled with currency and price headwinds across the segment. Dow Automotive Systems delivered a second quarter operating EBITDA record. The business reported margin expansion on continued demand for premium vehicles and large SUVs with higher Dow content per vehicle.
Equity earnings for the segment were $19 million, down from $21 million in the same quarter last year.
Infrastructure Solutions
Infrastructure Solutions reported second quarter sales of $2 billion, reflecting headwinds from price and currency.
Sales for all businesses within the operating segment were lower, impacted by price and currency headwinds. Dow Building & Construction reported volume growth in EMEAI and North America. Demand remains strong for innovative product offerings in the acrylics envelope, with Dow registering share gains in several key targeted markets. Demand remained strong for reverse osmosis technologies in Energy & Water Solutions, which was more than offset by the fall-off in North American energy exploration and fracturing markets. Sales declines in Performance Monomers were due to price decreases driven by ongoing trough conditions for acrylic acid, which more than offset double-digit improvements in demand for vinyl acetate monomers. Dow Coating Materials reported volume gains due to strength in industrial coating applications, while experiencing moderate-to-soft conditions for architectural coating applications.
Operating EBITDA for the segment was $267 million, down from $310 million in the year-ago period - reflecting the continued trough in acrylic acid supply/demand dynamics and weakness in the energy industry. Dow Building & Construction reported record quarterly operating EBITDA performance and Dow Coating Materials also had a strong quarter, with both businesses realizing double-digit operating EBITDA growth.
Equity earnings for the segment were $35 million, down from $45 million in the same quarter last year.
Performance Materials & Chemicals
Performance Materials & Chemicals reported second quarter sales of $3.2 billion, as pricing impacts and currency headwinds offset overall increased demand.
Sales for all businesses within the operating segment were lower, impacted by price and currency headwinds. Polyurethanes reported volume growth on improved operations and demand resulting from Dow’s localized marketing approach. Steady demand in Chlor-Alkali and Vinyl in North America and Asia Pacific was more than offset by declines in EMEAI and Latin America. Epoxy grew volume from self-help, with strong demand in EMEAI overcoming oversupply in Greater China. Industrial Solutions reported volume increases (excluding the impact of recently completed divestitures) due to strength in EMEAI and Asia Pacific.
Operating EBITDA for the segment was $572 million, up 28 percent from $447 million in the year-ago period - reflecting solid demand and margin expansion from productivity, price volume management and lower costs. Polyurethanes achieved record second quarter operating EBITDA performance. Chlor-Alkali and Vinyl realized solid operating EBITDA behind strong integrated demand for chlorine and improved operations reliability in North America. Industrial Solutions reported operating EBITDA gains on strength in durables, lubricants and agricultural market applications.
Equity earnings for the segment were $122 million, up from $97 million in the same quarter last year.
Performance Plastics
Performance Plastics reported second quarter sales of $4.8 billion. Excluding Hydrocarbons and Energy, volume gains in all geographic areas were more than offset by lower global pricing and currency headwinds in EMEAI.
Sales for most businesses within the operating segment were lower, impacted by price and currency headwinds. In Dow Packaging and Specialty Plastics, volume rose in high-end, differentiated markets such as food and specialty packaging and hygiene and medical. Dow Elastomers reported increased sales as double-digit volume gains on strong demand overcame currency impacts. Continued strength in demand for Dow products in the transportation, infrastructure and consumer goods sectors reflected tight industry conditions. In Dow Electrical and Telecommunications, volume gains in the quarter were dampened by carry-over supply disruptions, which began in the first quarter, causing second quarter sales impacts. The Hydrocarbons and Energy businesses reported decreased sales primarily due to lower prices for ethylene byproducts, which decreased along with lower oil prices.
Operating EBITDA for the segment was $1.2 billion, up 15 percent from $1.0 billion in the year-ago period - representing a second quarter segment record - as margin expansion was led by integration and differentiation in high-value businesses aligned to strategic end-markets. Dow Elastomers achieved record quarterly operating EBITDA and Dow Packaging and Specialty Plastics delivered its highest second quarter operating EBITDA performance.
Equity earnings for the segment were $101 million, up from $68 million in the same quarter last year.

Outlook

Commenting on the Company’s outlook, Liveris said:
“In a period of ongoing economic volatility, our order loading remains strong. We see growing momentum in construction, packaging and automotive markets outweighing some softness in agriculture and energy-related markets, and we are geographically positioned to grow where growth exists. We are consistently and strategically building upon our competitive advantage behind our superior low-cost integrated assets and best-in-class innovation - developing solutions that build our momentum and broaden our share-of-wallet in attractive end markets. And we continue to drive all of our portfolio management programs through focused execution. Specifically, our growth investments - including both integrated assets on the U.S. Gulf Coast and in Saudi Arabia, as well as new technology launches - remain on track and are beginning to deliver significant earnings growth.
“The bottom line is that we remain disciplined managers of our owners’ assets: We continue to advance our portfolio transformation, productivity actions and innovation-driven marketing to consistently grow the bottom line while increasing returns and shareholder rewards. We have been doing just that for eleven straight quarters. We will continue doing so.”

Dow will host a live webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world's most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow's integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2014, Dow had annual sales of more than $58 billion and employed approximately 53,000 people worldwide. The Company's more than 6,000 product families are manufactured at 201 sites in 35 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward looking statements contained in this document involve risks and uncertainties that may affect Dow’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that Dow’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws. This document also contains statements about Dow’s agreement to separate a substantial portion of its chlor-alkali and downstream derivatives business, distribute the business to Dow shareholders and then merge it with a subsidiary of Olin Corporation (the “Transaction”). Many factors could cause actual results to differ materially from these forward-looking statements with respect to the Transaction, including risks relating to the completion of the transaction on anticipated terms and timing, including obtaining shareholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations, Olin’s ability to integrate the business successfully and to achieve anticipated synergies, and the risk that disruptions from the Transaction will harm Dow’s or Olin’s business. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Dow’s or Olin’s consolidated financial condition, results of operations or liquidity. Dow does not assume any obligation to provide revisions to any forward looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Important Notices and Additional Information
In connection with the proposed transaction, Blue Cube Spinco Inc. (“Spinco”) has filed a registration statement on Form S-4/S-1 containing a prospectus and Olin has filed a proxy statement on Schedule 14A and a registration statement on Form S-4 containing a prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENTS/PROSPECTUSES AND PROXY STATEMENT AND ANY FURTHER AMENDMENTS WHEN THEY BECOME AVAILABLE AS WELL AS ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PARTIES AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the prospectuses and proxy statement (when available) and other documents filed by Dow, Spinco and Olin with the SEC at the SEC's web site at http://www.sec.gov. Free copies of these documents and any further amendments, once available, and each of the companies’ other filings with the SEC may also be obtained from the respective companies by directing a written request to Olin at 190 Carondelet Plaza, Clayton, MO 63105. Attention: Investor Relations or Dow or Spinco at The Dow Chemical Company, 2030 Dow Center, Midland, Michigan 48674, Attention: Investor Relations.

This communication is not a solicitation of a proxy from any investor or security holder. However, Olin, Dow, and certain of their respective directors, executive officers and other members of management and employees, may be deemed to be participants in the solicitation of proxies from shareholders of Olin in respect of the proposed transaction under the rules of the SEC. Information regarding Olin’s directors and executive officers is available in Olin’s 2014 Annual Report on Form 10-K filed with the SEC on February 25, 2015, and in its definitive proxy statement for its annual meeting of shareholders filed March 4, 2015. Information regarding Dow’s directors and executive officers is available in Dow’s Annual Report on Form 10-K filed with the SEC on February 13, 2015, and in its definitive proxy statement for its annual meeting of shareholders, filed March 27, 2015, and a supplement to the proxy statement filed March 31, 2015. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the registration statements, prospectuses and proxy statement and other relevant materials filed with the SEC.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2015	Jun 30, 2014	Jun 30, 2015	Jun 30, 2014
Net Sales	$12,910	$14,917	$25,280	$29,378
Cost of sales	10,146	12,344	19,681	24,077
Research and development expenses	429	419	812	810
Selling, general and administrative expenses	773	751	1,525	1,530
Amortization of intangibles	109	108	211	222
Restructuring charges (Note B)	375	—	375	—
Equity in earnings of nonconsolidated affiliates	272	227	440	478
Sundry income (expense) - net (Note C)	385	25	1,048	54
Interest income	11	9	28	22
Interest expense and amortization of debt discount	232	242	473	488
Income Before Income Taxes	1,514	1,314	3,719	2,805
Provision for income taxes	317	344	1,003	769
Net Income	1,197	970	2,716	2,036
Net income (loss) attributable to noncontrolling interests	(23)	3	18	20
Net Income Attributable to The Dow Chemical Company	1,220	967	2,698	2,016
Preferred stock dividends	85	85	170	170
Net Income Available for The Dow Chemical Company Common Stockholders	$1,135	$882	$2,528	$1,846

Per Common Share Data:
Earnings per common share - basic	$0.99	$0.74	$2.21	$1.54
Earnings per common share - diluted (Note D)	$0.97	$0.73	$2.15	$1.52

Dividends declared per share of common stock	$0.42	$0.37	$0.84	$0.74
Weighted-average common shares outstanding - basic	1,138.1	1,178.9	1,136.9	1,184.7
Weighted-average common shares outstanding - diluted (Note D)	1,249.4	1,195.2	1,248.0	1,201.5

Depreciation	$483	$525	$969	$1,042
Capital Expenditures	$998	$864	$1,901	$1,536
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: On April 29, 2015, Dow's Board of Directors approved actions to further streamline the organization and optimize the Company’s footprint as a result of the pending separation of a significant portion of Dow’s chlorine value chain. These actions, which will further accelerate Dow’s value growth and productivity targets, will result in a reduction of approximately 1,750 positions across a number of businesses and functions and adjustments to the Company's asset footprint to enhance competitiveness. As a result, the Company recorded pretax restructuring charges of $375 million in the second quarter of 2015, which included asset write-downs and write-offs, severance and costs associated with exit and disposal activities.

Note C: In the second quarter of 2015, the Company recognized a pretax gain of $349 million (after-tax gain of $351 million) related to the step acquisition of Univation Technologies, LLC, and a pretax loss of $49 million related to costs associated with portfolio and productivity actions, including the planned separation of the Company's chlorine value chain. In the first quarter of 2015, the Company recognized a pretax gain of $670 million related to the divestiture of ANGUS Chemical Company ("ANGUS"), a pretax gain of $18 million (after-tax loss of $9 million) related to the divestiture of the Sodium Borohydride business and a pretax charge of $26 million for costs associated with portfolio and productivity actions. In the second quarter of 2014, the Company recognized a pretax charge of $18 million for costs associated with portfolio and productivity actions.

Note D: "Earnings per common share - diluted" for the three- and six-month periods ended June 30, 2015, assumes the conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into potential shares of the Company's common stock due to the net income reported for the three- and six-month periods, which includes the after-tax gain on the divestiture of ANGUS and the after-tax gain on the Univation Technologies, LLC step acquisition. In accordance with U.S. GAAP, "Weighted-average common shares outstanding - diluted" increased by 96.8 million shares and "Net Income Attributable to The Dow Chemical Company" was used in the calculation of "Earning per common share - diluted" for the three- and six-month periods ended June 30, 2015. See Supplemental Information for further details.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Jun 30, 2015	Dec 31, 2014
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2015: $212; 2014: $190)	$6,224	$5,654
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2015: $114; 2014: $110)	4,957	4,685
Other	4,072	4,687
Inventories	8,061	8,101
Deferred income tax assets - current	982	812
Other current assets	468	328
Total current assets	24,764	24,267
Investments
Investment in nonconsolidated affiliates	4,272	4,201
Other investments (investments carried at fair value - 2015: $1,999; 2014: $2,009)	2,361	2,439
Noncurrent receivables	564	620
Total investments	7,197	7,260
Property
Property	55,280	55,230
Less accumulated depreciation	36,700	37,179
Net property (variable interest entities restricted - 2015: $2,657; 2014: $2,726)	18,580	18,051
Other Assets
Goodwill	12,358	12,632
Other intangible assets (net of accumulated amortization - 2015: $3,887; 2014: $3,737)	3,971	3,768
Deferred income tax assets - noncurrent	1,772	2,135
Asbestos-related insurance receivables - noncurrent	54	62
Deferred charges and other assets	638	621
Total other assets	18,793	19,218
Total Assets	$69,334	$68,796
Liabilities and Equity
Current Liabilities
Notes payable	$436	$551
Long-term debt due within one year	1,479	394
Accounts payable:
Trade	4,492	4,481
Other	2,199	2,299
Income taxes payable	664	361
Deferred income tax liabilities - current	131	105
Dividends payable	565	563
Accrued and other current liabilities	2,799	2,839
Total current liabilities	12,765	11,593
Long-Term Debt (variable interest entities nonrecourse - 2015: $1,123; 2014: $1,229)	17,833	18,838
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	557	622
Pension and other postretirement benefits - noncurrent	9,598	10,459
Asbestos-related liabilities - noncurrent	391	438
Other noncurrent obligations	3,423	3,290
Total other noncurrent liabilities	13,969	14,809
Redeemable Noncontrolling Interests	316	202
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	3,107	3,107
Additional paid-in capital	4,839	4,846
Retained earnings	24,606	23,045
Accumulated other comprehensive loss	(8,410)	(8,017)
Unearned ESOP shares	(284)	(325)
Treasury stock at cost	(4,246)	(4,233)
The Dow Chemical Company’s stockholders’ equity	23,612	22,423
Non-redeemable noncontrolling interests	839	931
Total equity	24,451	23,354
Total Liabilities and Equity	$69,334	$68,796
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2015	Jun 30, 2014	Jun 30, 2015	Jun 30, 2014
Sales by operating segment
Agricultural Sciences	$1,747	$1,907	$3,611	$4,026
Consumer Solutions	1,096	1,195	2,219	2,332
Infrastructure Solutions	1,961	2,268	3,789	4,303
Performance Materials & Chemicals	3,241	3,761	6,450	7,311
Performance Plastics	4,806	5,713	9,075	11,235
Corporate	59	73	136	171
Total	$12,910	$14,917	$25,280	$29,378
EBITDA (1) by operating segment
Agricultural Sciences	$255	$249	$664	$755
Consumer Solutions	169	263	455	522
Infrastructure Solutions	240	310	535	578
Performance Materials & Chemicals	572	447	1,795	961
Performance Plastics	1,503	1,017	2,488	1,983
Corporate	(362)	(62)	(497)	(179)
Total	$2,377	$2,224	$5,440	$4,620
Certain items (increasing) decreasing EBITDA by operating segment (2)
Agricultural Sciences	$(14)	$—	$(14)	$—
Consumer Solutions	(67)	—	(67)	—
Infrastructure Solutions	(27)	—	(27)	—
Performance Materials & Chemicals	—	—	688	—
Performance Plastics	337	—	337	—
Corporate	(304)	(18)	(330)	(18)
Total	$(75)	$(18)	$587	$(18)
EBITDA excluding certain items by operating segment
Agricultural Sciences	$269	$249	$678	$755
Consumer Solutions	236	263	522	522
Infrastructure Solutions	267	310	562	578
Performance Materials & Chemicals	572	447	1,107	961
Performance Plastics	1,166	1,017	2,151	1,983
Corporate	(58)	(44)	(167)	(161)
Total	$2,452	$2,242	$4,853	$4,638
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2015	Jun 30, 2014	Jun 30, 2015	Jun 30, 2014
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Agricultural Sciences	$—	$2	$—	$2
Consumer Solutions	19	21	39	51
Infrastructure Solutions	35	45	111	116
Performance Materials & Chemicals	122	97	177	188
Performance Plastics	101	68	124	136
Corporate	(5)	(6)	(11)	(15)
Total	$272	$227	$440	$478

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2015	Jun 30, 2014	Jun 30, 2015	Jun 30, 2014
EBITDA	$2,377	$2,224	$5,440	$4,620
- Depreciation and amortization	642	677	1,276	1,349
+ Interest income	11	9	28	22
- Interest expense and amortization of debt discount	232	242	473	488
Income Before Income Taxes	$1,514	$1,314	$3,719	$2,805
- Provision for income taxes	317	344	1,003	769
- Net income (loss) attributable to noncontrolling interests	(23)	3	18	20
- Preferred stock dividends	85	85	170	170
Net Income Available for The Dow Chemical Company Common Stockholders	$1,135	$882	$2,528	$1,846

(2)	See Supplemental Information for a description of certain items affecting results in 2015 and 2014.

The Dow Chemical Company and Subsidiaries
Sales by Geographic Area

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2015	Jun 30, 2014	Jun 30, 2015	Jun 30, 2014
North America	$5,058	$5,572	$9,828	$10,935
Europe, Middle East, Africa and India	4,086	5,146	8,060	10,361
Asia Pacific	2,178	2,387	4,226	4,574
Latin America	1,588	1,812	3,166	3,508
Total	$12,910	$14,917	$25,280	$29,378

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Six Months Ended
	Jun 30, 2015			Jun 30, 2015
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	(2)%	(6)%	(8)%	(4)%	(6)%	(10)%
Consumer Solutions	(1)	(7)	(8)	1	(6)	(5)
Infrastructure Solutions	—	(13)	(13)	—	(12)	(12)
Performance Materials & Chemicals	1	(15)	(14)	2	(14)	(12)
Performance Plastics	5	(21)	(16)	4	(23)	(19)
Total	2%	(15)%	(13)%	1%	(15)%	(14)%
North America	3%	(12)%	(9)%	1%	(11)%	(10)%
Europe, Middle East, Africa and India	2	(23)	(21)	2	(24)	(22)
Asia Pacific	(1)	(8)	(9)	1	(9)	(8)
Latin America	(1)	(11)	(12)	—	(10)	(10)
Total	2%	(15)%	(13)%	1%	(15)%	(14)%
Developed geographies	1%	(17)%	(16)%	—%	(17)%	(17)%
Emerging geographies (1)	3	(12)	(9)	3	(11)	(8)
Total	2%	(15)%	(13)%	1%	(15)%	(14)%

Sales Volume and Price by Operating Segment and Geographic Area,
Excluding Acquisitions and Divestitures (2), Hydrocarbons and Energy

	Three Months Ended			Six Months Ended
	Jun 30, 2015			Jun 30, 2015
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	(2)%	(6)%	(8)%	(4)%	(6)%	(10)%
Consumer Solutions	(1)	(7)	(8)	1	(6)	(5)
Infrastructure Solutions	—	(13)	(13)	—	(12)	(12)
Performance Materials & Chemicals	4	(15)	(11)	4	(14)	(10)
Performance Plastics	9	(14)	(5)	7	(15)	(8)
Total	3%	(12)%	(9)%	3%	(12)%	(9)%
North America	2%	(9)%	(7)%	1%	(8)%	(7)%
Europe, Middle East, Africa and India	7	(20)	(13)	5	(20)	(15)
Asia Pacific	2	(8)	(6)	3	(9)	(6)
Latin America	(1)	(11)	(12)	1	(10)	(9)
Total	3%	(12)%	(9)%	3%	(12)%	(9)%
Developed geographies	2%	(12)%	(10)%	2%	(13)%	(11)%
Emerging geographies (1)	4	(12)	(8)	4	(11)	(7)
Total	3%	(12)%	(9)%	3%	(12)%	(9)%

(1)	Emerging geographies includes Eastern Europe, Middle East, Africa, India, Latin America and Asia Pacific excluding Australia, Japan and New Zealand.

(2)
Excludes sales of Univation Technologies, LLC, acquired on May 5, 2015, sales of ANGUS Chemical Company, divested on February 2, 2015, and sales of the global Sodium Borohydride business, divested on January 30, 2015.

Supplemental Information

Description of Certain Items Affecting Results
The following table summarizes the impact of certain items recorded in the three- and six-month periods ended June 30, 2015 and June 30, 2014:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2015	Jun 30, 2014	Jun 30, 2015	Jun 30, 2014	Jun 30, 2015	Jun 30, 2014
Operating Results (non-GAAP measures)			$1,064	$893	$0.91	$0.74
Certain items:
2Q15 Restructuring charges	$(375)	$—	(246)	—	(0.21)	—
Univation step acquisition	349	—	351	—	0.30	—
Costs associated with portfolio and productivity actions	(49)	(18)	(34)	(11)	(0.03)	(0.01)
Total certain items	$(75)	$(18)	$71	$(11)	$0.06	$(0.01)
Reported GAAP Amounts (5) (6)			$1,135	$882	$0.97	$0.73

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4)
	Six Months Ended		Six Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2015	Jun 30, 2014	Jun 30, 2015	Jun 30, 2014	Jun 30, 2015	Jun 30, 2014
Operating Results (non-GAAP measures)			$2,038	$1,857	$1.76	$1.53
Certain items:
2Q15 Restructuring charges	$(375)	$—	(246)	—	(0.21)	—
Univation step acquisition	349	—	351	—	0.30	—
Gain on divestiture of ANGUS Chemical	670	—	451	—	0.39	—
Divestiture of Sodium Borohydride business	18	—	(9)	—	(0.01)	—
Costs associated with portfolio and productivity actions	(75)	(18)	(57)	(11)	(0.05)	(0.01)
Total certain items	$587	$(18)	$490	$(11)	$0.42	$(0.01)
Dilutive effect of assumed preferred stock conversion into shares of common stock					(0.03)	N/A
Reported GAAP Amounts (5) (6)			$2,528	$1,846	$2.15	$1.52

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

(4)
For the three- and six-month periods ended June 30, 2015, conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A ("Preferred Stock") into shares of the Company's common stock was excluded from the calculation of "Diluted earnings per share adjusted to exclude certain items" as well as the earnings per share impact of certain items because the effect of including them would have been antidilutive.

(5)
For the three- and six-month periods ended June 30, 2015, an assumed conversion of the Company's Preferred Stock into shares of the Company's common stock was included in the calculation of diluted earnings per share (reported GAAP amount).

(6)
The Company used "Net Income Attributable to The Dow Chemical Company" when calculating diluted earnings per share (reported GAAP amount) for the three- and six-month periods ended June 30, 2015, as it excludes quarterly preferred dividends of $85 million.

The following table presents diluted share counts for the three- and six-month periods ended June 30, 2015 and June 30, 2014, including the effect of an assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock:

Common Shares - Diluted	Three Months Ended		Six Months Ended
In millions	Jun 30, 2015	Jun 30, 2014	Jun 30, 2015	Jun 30, 2014
Share count - diluted, excluding assumed preferred stock conversion to common shares	1,152.6	1,195.2	1,151.2	1,201.5
Potential common shares from assumed conversion of preferred stock, included in reported U.S. GAAP EPS calculation	96.8	N/A	96.8	N/A
Share count - diluted, including assumed preferred stock conversion to common shares	1,249.4	1,195.2	1,248.0	1,201.5

Results in the second quarter of 2015 were impacted by the following items:

•
Pretax restructuring charges of $375 million. On April 29, 2015, Dow's Board of Directors approved actions to further streamline the organization and optimize the Company’s footprint as a result of the pending separation of a significant portion of Dow’s chlorine value chain. These actions, which will further accelerate Dow’s value growth and productivity targets, will result in a reduction of approximately 1,750 positions across a number of businesses and functions and adjustments to the Company's asset footprint to enhance competitiveness. As a result of these actions, the Company recorded pretax restructuring charges of $375 million in the second quarter of 2015 consisting of costs associated with exit or disposal activities of $10 million, severance costs of $196 million and asset write-downs and write-offs of $169 million. The impact of these charges is shown as "Restructuring charges" in the consolidated statements of income and reflected in the Company's segment results as follows: Agricultural Sciences ($14 million), Consumer Solutions ($67 million), Infrastructure Solutions ($27 million), Performance Plastics ($12 million) and Corporate ($255 million).

•
Pretax gain of $349 million (after-tax gain of $351 million) related to the step acquisition of Univation Technologies, LLC, previously a 50:50 joint venture. The gain, which is included Performance Plastics, included a $361 million pretax gain on the step acquisition (after-tax gain of $359 million), included in "Sundry income (expense) - net" in the consolidated statements of income, and a pretax loss of $12 million (after-tax loss of $8 million) for a one-time increase in "Cost of sales" related to the fair value step-up of inventories assumed in the step acquisition.

•
Pretax charge of $49 million for nonrecurring transaction costs associated with portfolio and productivity actions, including the planned separation of a significant portion of the Company’s chlorine value chain, implementation costs associated with the Company's 2Q15 restructuring program and other productivity actions (collectively “Costs associated with portfolio and productivity actions”). These charges are included in "Selling, general and administrative expenses" ($6 million) and "Sundry income (expense) - net" ($43 million) in the consolidated statements of income and reflected in Corporate.

Results in the second quarter of 2014 were unfavorably impacted by the following item:

•
Pretax charge of $18 million for costs associated with portfolio and productivity actions, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

Results in the first quarter of 2015 were impacted by the following items:

•
Pretax gain of $670 million on the February 2, 2015, divestiture of ANGUS Chemical Company, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
Pretax gain of $18 million (after-tax loss of $9 million) on the January 30, 2015, divestiture of the Sodium Borohydride business. The pretax gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
Pretax charge of $26 million for costs associated with portfolio and productivity actions, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.